Exhibit 99.1
For:
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, NJ 08009
A.C. Moore Reports Second Quarter Fiscal 2011 Financial Results
Berlin, New Jersey, August 3, 2011 — A.C. Moore Arts & Crafts, Inc. (NASDAQ: ACMR) (the “Company” or “A.C. Moore”) today announced results for the three and six month periods ended July 2, 2011.
Sales for the second quarter of 2011 were $99.0 million, a decrease of 0.8% compared to sales of $99.9 million during the second quarter of 2010. This decline was primarily due to a decrease in comparable store sales of 0.7%. Net loss for the quarter was $7.9 million, or $0.32 per share, compared to a net loss of $9.7 million, or $0.40 per share in the second quarter of last year.
Sales for the six months ended July 2, 2011 were $201.7 million, a decrease of 1.7% compared to sales of $205.2 million during the comparable period of 2010. This decline is primarily attributable to a 1.7% decrease in comparable store sales. Net loss was $15.3 million, or $0.62 per share, for the six months ended July 2, 2011, compared to a net loss of $17.2 million, or $0.71 per share for the comparable period last year.
Joseph A. Jeffries, Chief Executive Officer, stated, “As we move toward our peak selling season, we are focused on executing our merchandising and operating plan.”
The Company will host a conference call beginning at 8:30 a.m., Eastern Time, on Wednesday August 3, 2011 to discuss second quarter 2011 results. To participate in the conference call, please dial 800-967-7140 and provide the operator with passcode #4871024. If you are unable to access the live call, please dial 888-203-1112 and enter pin #4871024 to access the taped digital replay. The replay will be available at approximately 10:30 a.m. ET on Wednesday, August 3, 2011 and will remain available until Wednesday, August 17, 2011 at 11:59 p.m. ET.
A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “About Us” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends on the Company’s website.
About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 135 stores located in the Eastern United States and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit www.acmoore.com.

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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, failure of our planned strategies, the effect of future losses on our financial condition and cash flows, the outcome of the strategic alternatives process, the availability of future capital and our ability to comply with the terms of our credit facility, the effect of economic conditions, competitive pressures, further declines in total sales and comparable store sales, failure to realize anticipated results from our real estate strategy, changes in estimates, assumptions or judgments related to store closure reserves or impairments, higher costs associated with or failure to achieve anticipated results through the implementation of new programs or initiatives, weakness in fourth quarter results, fluctuation in quarterly results due to the seasonality of our business, changes in merchandise trends and consumer demands and any failure by us to anticipate such changes successfully, failure to manage inventory and merchandise requirements, unfavorable consumer response to our promotional strategies, material adverse events in the regions in which we operate, including but not limited to, weather conditions, disruption in our operations or supply chain due to disaster or other events that might cause a delay in our business, changes in our relationships with key suppliers, disruption or increased costs that impact our reliance on imported merchandise, inadequacies in our information technology or systems, changes in the labor market or our ability to hire and retain associates and members of senior management, increases or fluctuations in fuel or oil costs, the impact of existing or future government regulation, volatility in the price or volume of our common stock and other risks detailed in the Company’s Securities and Exchange Commission filings. A.C. Moore undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise.
[Tables Follow]

A.C. M OORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	July 2,	January 1,	July 3,
	2011	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$16,183	$39,970	$31,414
Inventories	116,463	111,266	118,360
Prepaid expenses and other current assets	9,947	11,257	10,116

	142,593	162,493	159,890

Non-current assets:
Property and equipment, net	70,042	73,771	79,592
Other assets	1,106	1,192	1,717

	$213,741	$237,456	$241,199

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$19,000	$19,000	$19,000
Trade accounts payable	36,620	43,131	33,096
Other current liabilities	25,993	27,517	26,833

	81,613	89,648	78,929

Non-current liabilities:
Deferred tax liability and other	1,342	1,920	2,323
Accrued lease liability	13,726	14,475	16,246

	15,068	16,395	18,569

	96,681	106,043	97,498

Shareholders’ equity	117,060	131,413	143,701

	$213,741	$237,456	$241,199

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010

Net sales	$99,008	$99,850	$201,732	$205,219
Cost of sales (including buying and distribution costs)	55,664	56,693	114,286	116,993

Gross margin	43,344	43,157	87,446	88,226
Selling, general and administrative expenses	51,023	51,145	101,684	103,413
Store pre-opening and closing expenses	306	970	935	1,083

Loss from operations	(7,985)	(8,958)	(15,173)	(16,270)
Net interest expense	162	219	392	446

Loss before income taxes	(8,147)	(9,177)	(15,565)	(16,716)
Provisions for (benefit of) income taxes	(277)	485	(257)	509

Net loss	$(7,870)	$(9,662)	$(15,308)	$(17,225)

Basic net loss per share	$(0.32)	$(0.40)	$(0.62)	$(0.71)

Diluted net loss per share	$(0.32)	$(0.40)	$(0.62)	$(0.71)

Basic weighted average shares outstanding	24,651	24,419	24,615	24,379

Diluted weighted average shares outstanding	24,651	24,419	24,615	24,739
Certain prior year amounts have been reclassified to correspond to current year presentation.
For More Information Contact:
A.C. Moore Arts & Crafts, Inc.
David Stern, Chief Financial Officer
(856) 768-4943